Exhibit 4.4

U.S. SECURITY AGREEMENT

By

CONSTAR INTERNATIONAL INC.

and

THE DOMESTIC RESTRICTED SUBSIDIARIES PARTY HERETO,

as Grantors

and

THE BANK OF NEW YORK,

as Trustee

Dated as of February 11, 2005

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-ii-

SCHEDULES

Schedule I	Domestic Restricted Subsidiaries
Schedule II	Required Consents

ANNEXES

Annex I	Form of Joinder Agreement
Annex II	Form of Perfection Certificate

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U.S. SECURITY AGREEMENT

U.S. SECURITY AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) dated as of February 11, 2005 among CONSTAR INTERNATIONAL INC., a Delaware corporation (the “Issuer”), each Domestic Restricted Subsidiary of the Issuer listed on Schedule I hereto (collectively, together with each Domestic Restricted Subsidiary that becomes a party hereto pursuant to Section 2.03 of this Agreement, the “Subsidiary Guarantors” and, together with Issuer, the “Grantors”) and The Bank of New York, as trustee under the Indenture, as defined below (in such capacity, and together with any successors in such capacity, the “Trustee”) acting for and on behalf of the holders (the “Noteholders”) of the Notes described below.

R E C I T A L S

A. Pursuant to the Indenture dated as of the date hereof among the Issuer, the Subsidiaries party thereto and the Trustee (as further amended, amended and restated, supplemented or otherwise modified from time to time, the “Indenture”), the Issuer has issued Senior Secured Floating Rate Notes due 2012 in the aggregate principal amount of $220,000,000 (collectively, the “Senior Secured Notes”).

B. It is contemplated that the Issuer may, after the date hereof, issue Series B Notes and Additional Notes (each as defined in the Indenture, the Series B Notes and the Additional Notes, together with the Senior Secured Notes, the “Notes”), in each case, pursuant to the provisions of the Indenture.

C. Each Subsidiary Guarantor has, pursuant to the Indenture, among other things, unconditionally guaranteed (the “Guarantees”) the obligations of the Issuer under the Indenture, the Notes and the Guarantees.

D. The Issuer and each Subsidiary Guarantor will receive substantial benefits from the execution, delivery and performance of the obligations under the Indenture, the Notes and the Guarantees and is, therefore, willing to enter into this Agreement.

E. The Trustee (for its benefit and the benefit of the Secured Parties (as hereinafter defined) and Citicorp USA, Inc. as administrative agent under the Credit Agreement have entered into the Access, Use and Intercreditor Agreement (as hereinafter defined), which agreement provides for the respective interests of the various parties relating to assets pledged by the Grantors.

F. Each Grantor is or, as to Collateral (as hereinafter defined) acquired by such Grantor after the date hereof will be, the legal and/or beneficial owner of the Collateral pledged by it hereunder.

G. This Agreement is given by each Grantor in favor of the Trustee for the benefit of the Secured Parties to secure the payment and performance of all of the Obligations (as hereinafter defined).

NOW THEREFORE, in consideration of the foregoing and other benefits accruing each Grantor, the receipt and sufficiency of which are hereby acknowledged, each Grantor hereby agrees with the Trustee for the benefit of the Secured Parties (and each of their respective successors and assigns), as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Uniform Commercial Code Defined Terms. Unless otherwise defined herein, terms used herein that are defined in the UCC (as defined below) shall have the meanings assigned to them in the UCC, including the following which are capitalized herein:

“Commercial Tort Claim”; “Documents”; “Equipment” and “Fixtures”.

SECTION 1.02. Indenture Defined Terms. Capitalized terms used but not otherwise defined herein that are defined in the Indenture shall have the meanings given to them in the Indenture, including the following:

“Authority”; “Business Day”; “Credit Agreement”; “Default”; “Domestic Restricted Subsidiary”; “Event of Default”; “GAAP”; “Intercreditor Agreement”; “Lien”; “Note Guarantor”; “Permitted Investments”; “Permitted Liens”; “Person”; and “Subsidiary”.

SECTION 1.03. Definition of Certain Terms Used Herein. As used herein, the following terms shall have the following meanings:

“Access, Use and Intercreditor Agreement” shall mean the Access, Use and Intercreditor Agreement, dated as of February 11, 2005 by and among Citicorp USA, Inc., Citicorp Trustee Company Limited, the Trustee and the Issuer and the Subsidiaries party thereto.

“Books and Records” shall mean all instruments, files, records, ledger sheets and documents evidencing, covering or relating to any of the Collateral.

“Charges” shall mean any and all property and other taxes, assessments and special assessments, levies, fees and all governmental charges imposed upon or assessed against, and all claims (including, without limitation, landlords’, carriers’, mechanics’, maritime, workmen’s, repairmen’s, laborers’, materialmen’s, suppliers’ and warehousemen’s Liens and other claims arising by operation of law) against, all or any portion of the Collateral.

“Collateral” shall mean all of the following, in each case, whether now owned or hereafter acquired:

(a) Equipment;

(b) Fixtures;

(c) Collateral Account and Collateral Account Funds;

(d) Commercial Tort Claims relating to any Equipment and Fixtures;

(e) Documents representing or evidencing any, Equipment or Fixtures;

(f) Books and Records relating to any of the foregoing; and

(g) Proceeds of any and all of the foregoing.

Notwithstanding the foregoing, “Collateral” shall not include (i) any property of the type included in the definition of Collateral in the Pledge and Security Agreement dated as of the date hereon and as in effect on the date hereof, among the Issuer, each other grantor from time to time party thereto and Citicorp USA, Inc., as Administrative Agent, unless such property is described in clause (c) above or unless such property constitutes Proceeds described in clause (g) above.

“Collateral Account” shall mean that collateral account established pursuant to the Indenture.

“Collateral Account Funds” shall mean, collectively, the following from time to time on deposit in the Collateral Account: any funds, investments (including, without limitation, all Permitted Investments), any certificates and instruments from time to time representing or evidencing such investments, notes, certificates of deposit, checks and other instruments, in each case, from time to time hereafter delivered to or otherwise possessed by the Trustee for or on behalf of any Grantor in substitution for any or all of the Collateral or in connection with any provision of the Indenture that requires funds to be deposited in the Collateral Account, and all interest, dividends, cash, instruments and other property distributed in respect of or in exchange for any or all of the items constituting Collateral or other funds deposited thereto pursuant to the Indenture.

“Collateral Material Adverse Effect” shall mean, as of any date of determination and whether individually or in the aggregate, (a) any event, circumstance, occurrence or condition which has caused or resulted in (or would reasonably be expected to cause or result in) a material adverse effect on the business or operations or prospects as presently conducted; (b) any event, circumstance, occurrence or condition which has caused or resulted in (or would reasonably be expected to cause or result in) a material adverse effect on the value or utility of the Collateral taken as a whole; or (c) any event, circumstance, occurrence or condition which has caused or resulted in (or would reasonably be expected to cause or result in) a material adverse effect on the legality, priority or enforceability of the Lien created by this Agreement or the rights and remedies of the Trustee hereunder.

“Financing Documents” shall mean, collectively, the Indenture, the Notes and all guarantees, security agreements and other agreements, documents and instruments now or at any time hereafter executed and/or delivered by any Grantor in connection therewith, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Grantors” shall have the meaning assigned to such tem in the recitals of this Agreement.

“Indenture” shall have the meaning assigned to such term in the Recitals of this Agreement.

“Issuer” shall have the meaning assigned to such term in the Recitals of this Agreement.

“Notes” shall have the meaning assigned to such term in the Recitals of this Agreement.

“Obligations” shall mean all obligations (whether or not constituting future advances, obligatory or otherwise) of the Issuer and any and all of the Subsidiary Guarantors from time to time arising under or in respect of this Agreement, the Notes, the Indenture, the Guarantees and the other Financing Documents, and all other charges, fees, expenses, commissions, reimbursements, premiums, indemnities and other payments provided for in this Agreement, the Notes, the Indenture, the Guarantees and other Financing Documents), in each case whether (i) such obligations are direct or indirect, secured or unsecured, joint or several, absolute or contingent, due or to become due whether at stated maturity, by acceleration or otherwise, (ii) arising in the regular course of business or otherwise, (iii) for payment or performance and/or (iv) now existing or hereafter arising (including, without limitation, interest and other obligations arising or accruing after the commencement of any bankruptcy, insolvency, reorganization or similar proceeding with respect to the Issuer, any Subsidiary Guarantor or any other Person, or which would have arisen or accrued but for the commencement of such proceeding, even if such obligation or the claim therefor is not enforceable or allowable in such proceeding).

“Perfection Certificate” shall mean a certificate substantially in the form of Annex II hereto, completed and supplemented with the schedules and attachments contemplated thereby, and duly executed by the Grantors.

“Proceeds” shall mean, collectively, all “proceeds,” as such term is defined in the UCC, and in any event shall include, without limitation, any consideration received from the sale, exchange, license, lease or other disposition of ownership or control of any asset or property that constitutes Collateral, any value received as a consequence of the possession of any Collateral and any payment received from any insurer or other Person or entity as a result of the destruction, loss, theft, damage or other involuntary conversion of whatever nature of any asset or property that constitutes Collateral, and shall include (a) all cash and negotiable instruments received by or held on behalf of the Trustee, (b) any claim of any Grantor against any third party in respect of Collateral and (c) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

“Secured Parties” shall mean, collectively, the Trustee and the Noteholders.

“Security Interest” shall have the meaning assigned to such term in Section 2.01.

“Subsidiary Guarantors” shall have the meaning assigned to such term in the Recitals of this Agreement.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that if by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the Trustee’s and the Secured Parties’ security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect on the date hereof in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions relating to such provisions.

SECTION 1.04. Rules of Construction. Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) words in the singular include the plural, and in the plural include the singular; and

(5) provisions apply to successive events and transactions.

SECTION 1.05. Resolution of Drafting Ambiguities. Each Grantor acknowledges and agrees that it was represented by counsel in connection with the execution and delivery hereof, that it and its counsel reviewed and participated in the preparation and negotiation hereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party (i.e., the Trustee) shall not be employed in the interpretation hereof.

ARTICLE II

SECURITY INTEREST

SECTION 2.01. Security Interest. (a) As security for the payment or performance, as the case may be, in full of the Obligations, each Grantor hereby bargains, sells, conveys, assigns, sets over, mortgages, pledges, hypothecates, transfers and grants to the Trustee and its successor and assigns, for the ratable benefit of the Secured Parties, a first priority security interest in, all of such Grantor’s right, title and interest in, to and under the Collateral.

The Lien granted hereunder to secure the Obligations is referred to herein as the “Security Interest”.

(b) Without limiting the foregoing, the Trustee is hereby authorized to file one or more financing statements (including fixture filings), continuation statements or other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted by each Grantor, without the signature of any Grantor, and naming any Grantor or the Grantors as debtors and the Trustee as secured party. Notwithstanding the foregoing, the Trustee shall be under no obligation whatsoever to file financing or continuation statements of any kind or to make any filing of any kind in any public office.

SECTION 2.02. No Assumption of Liability. The Security Interest is granted as security only and shall not subject the Trustee or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Collateral.

SECTION 2.03. Joinder of Additional Guarantors. The Issuer shall cause each direct or indirect Domestic Restricted Subsidiary of the Issuer which at any time after the date hereof shall be required to become a Note Guarantor pursuant to the provisions of Section 11.5 of the Indenture, to execute and deliver to the Trustee (i) a joinder agreement substantially in the form of Annex I annexed hereto and (ii) a Perfection Certificate substantially in the form of Annex II annexed hereto, in each case, within five Business Days of the date on which it was acquired or created and, upon such execution and delivery, such Subsidiary shall constitute a “Grantor” for all purposes hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of such joinder agreement shall not require the consent of any Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Grantors jointly and severally represent and warrant to the Trustee and the Secured Parties that as of the date hereof:

SECTION 3.01. Title and Authority. Each Grantor has good and valid rights in and title to the Collateral with respect to which it has purported to grant a Security Interest hereunder and has full power and authority to grant to the Trustee the Security Interest in such Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person other than any consent or approval which has been obtained.

SECTION 3.02. Filings. All information set forth herein and in the Perfection Certificate, including the Schedules annexed hereto and thereto, has been duly prepared, completed and executed and the information set forth herein and therein is correct and complete in all material respects. The Collateral described on the Schedules annexed to the Perfection Certificate constitutes all of the property of such type of Collateral owned or held by the Grantors.

Fully completed UCC financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations containing a description of the Collateral have been filed in each governmental, municipal or other office specified in Schedule 7 to the Perfection Certificate, which are all the filings, recordings and registrations that are necessary to publish notice of and protect the validity of and to establish a legal, valid and perfected security interest in favor of the Trustee for the benefit of the Secured Parties in respect of all Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions, and, no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in any such jurisdiction, except as provided under applicable law with respect to the filing of continuation statements.

SECTION 3.03. Validity of Security Interest. The Security Interest constitutes (a) a legal and valid security interest in all the Collateral securing the payment and performance of the Obligations, (b) a perfected security interest in all Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the UCC or other applicable law in such jurisdictions and (c) a perfected Security Interest in all Collateral in which a security interest may be perfected by possession or control by the Trustee, in each case, to the extent required pursuant to the provisions hereof. The Security Interest is and shall be prior to any other Lien on any of the Collateral, other than Permitted Liens.

SECTION 3.04. Limitations on and Absence of Other Liens. The Collateral is owned by the Grantors free and clear of any Lien, except for Permitted Liens. The Grantors have not filed or consented to the filing of (a) any financing statement or analogous document under the UCC or any other applicable laws covering any Collateral which has not been released or (b) any assignment in which any Grantor assigns any Collateral or any security agreement or similar instrument covering any Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Permitted Liens.

SECTION 3.05. [Reserved].

SECTION 3.06. Chief Executive Office; Change of Name; Jurisdiction of Organization. The exact legal name, type of organization, jurisdiction of organization, Federal Taxpayer Identification Number, organizational identification number and chief executive office of such Grantor is indicated next to its name in Schedules 1(a) and 2(a) of the Perfection Certificate. Such Grantor is a registered organization except to the extent disclosed in Schedule 1 (a) of the Perfection Certificate.

SECTION 3.07. Location of Equipment. All Equipment of such Grantor is located at the chief executive office or such other location listed in Schedule 2(a), 2(b), 2(c), 2(d) or 2(e) of the Perfection Certificate.

SECTION 3.08. Condition and Maintenance of Equipment. The Equipment of such Grantor is in good repair, working order and condition, reasonable wear and tear excepted. Each Grantor shall cause the Equipment to be maintained and preserved in good repair, working order and condition, reasonable wear and tear excepted, and shall as quickly as commercially practicable make or cause to be made all repairs, replacements and other improvements which are necessary or appropriate in the conduct of such Grantor’s business, except where the failure to make such repairs, replacements or improvements would not have a Collateral Material Adverse Effect.

SECTION 3.09. Corporate Names; Prior Transactions. Such Grantor has not, during the past five (5) years, been known by or used any other corporate or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property or assets out of the ordinary course of business, except as set forth in Schedules 1(b), 1(c) and 4 of the Perfection Certificate.

SECTION 3.10. No Claims. The use by such Grantor of the Collateral and all such rights with respect to the foregoing do not infringe on the rights of any Person other than such infringement which would not, individually or in the aggregate, result in a Collateral Material Adverse Effect. No claim has been made and remains outstanding that such Grantor’s use of any Collateral does or may violate the rights of any third Person that would, individually or in the aggregate, have a Collateral Material Adverse Effect.

SECTION 3.11. No Conflicts, Consents, etc. Neither the execution and delivery hereof by each Grantor nor the consummation of the transactions herein specified nor the fulfillment of the terms hereof (i) violates any organizational documents of such Grantor, (ii) violates the terms of any agreement, indenture, mortgage, deed of trust, equipment lease, instrument or other document to which such Grantor is a party, or by which it is bound or to which any of its properties or assets are subject, which violation would, individually or in the aggregate, have a Collateral Material Adverse Effect, (iii) conflicts with any requirement of applicable law applicable to any such Grantor or its property, which conflict would, individually or in the aggregate, have a Collateral Material Adverse Effect, or (iv) results in or requires the creation or imposition of any Lien (other than the Lien contemplated hereby or by any of the other Financing Documents) upon or with respect to any of the property now owned or hereafter acquired by such Grantor. No consent, authorization, approval, license or other action by, and no notice to or filing with, any governmental authority or regulatory body or other Person (including, without limitation, equityholders or creditors of such Grantor) is required (A) for the pledge by such Grantor of the Collateral pledged by it pursuant to this Agreement or for the execution, delivery or performance hereof by such Grantor other than such as have been obtained or made and are in full force and effect and except for such filings as may be necessary to perfect the Liens granted pursuant to this Agreement, except as set forth in Schedule II annexed hereto, (B) for the exercise by the Trustee of the voting or other rights provided for in this Agreement or (C) for the exercise by the Trustee of the remedies in respect of the Collateral pursuant to this Agreement subject to the provisions of Article V hereof. In the event that the Trustee is entitled to and desires to exercise any remedies, voting or consensual rights or attorney-in-fact powers set forth in this Agreement and determines it necessary to obtain any approvals or consents of any Authority or any other Person therefor, then, upon the reasonable request of the Trustee, such Grantor agrees to use its commercially reasonable efforts to assist and aid the Trustee to obtain as soon as practicable any necessary approvals or consents for the exercise of any such remedies, rights and powers.

ARTICLE IV

COVENANTS

SECTION 4.01. Change of Name; Location of Collateral; Records; Place of Business. (a) Each Grantor agrees promptly to notify the Trustee in writing of any change (i) in its corporate name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) in the location of its chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (iii) in its identity or corporate structure or (iv) in its Federal Taxpayer Identification Number. Each Grantor agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Trustee to continue at all times following such change to have a valid, legal and perfected first priority security interest in all the Collateral for its benefit and the benefit of the Secured Parties subject to no other Liens other than Permitted Liens. Each Grantor agrees promptly to notify the Trustee if any material portion of the Collateral owned or held by such Grantor is damaged or destroyed.

(b) Each Grantor agrees to maintain, at its own cost and expense, such complete and accurate records with respect to the Collateral owned by it as is consistent with its current practices and in accordance with such prudent and standard practices used in industries that are the same as or similar to those in which such Grantor is engaged, but in any event to include complete accounting records indicating all payments and proceeds received with respect to any part of the Collateral, in each case to the extent required by GAAP, and, at such time or times as the Trustee may reasonably request, promptly to prepare and deliver to the Trustee a duly certified schedule or schedules in form and detail satisfactory to the Trustee showing the identity, amount and location of any and all Collateral.

SECTION 4.02. Protection of Security. Each Grantor shall, at its own cost and expense, take any and all reasonable actions necessary to defend title to the Collateral against all Persons and to defend the Security Interest of the Trustee in the Collateral and the priority thereof against any Lien other than those permitted hereunder and pursuant to the Indenture.

SECTION 4.03. Further Assurances. Each Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as necessary to, or as the Trustee may from time to time reasonably request to, better assure, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any financing statements (including fixture filings) or other documents in connection herewith or therewith.

SECTION 4.04. Inspection and Verification. The Trustee and such Persons as the Trustee may reasonably designate shall have the right, at the Grantors’ own cost and expense, to at all reasonable times and upon reasonable notice under the circumstances inspect the Collateral, all records related thereto (and to make extracts and copies from such records) and the premises upon which any of the Collateral is located, to discuss the Grantors’ affairs with the officers of the Grantors and to verify under reasonable procedures, the validity, amount, quality, quantity, value, condition and status of, or any other matter relating to, the Collateral, including, in the case of Collateral in the possession of any third person, by contacting the third person possessing such Collateral for the purpose of making such a verification, with substantially concurrent notice to the Grantors. Notwithstanding the foregoing, the Trustee’s right to inspect any premises leased by any Grantor shall only be required to the extent permitted by third party landlords with rights to govern access; provided, however, that to the extent any third party landlord does not permit the Trustee to have access to any leased premises, the applicable Grantor shall use commercially reasonable efforts to cause such third party landlord to permit access to the Trustee at such leased premises. The Trustee shall have the absolute right to share any information it gains from such inspection or verification with any Secured Party.

SECTION 4.05. Taxes; Encumbrances. The Trustee may, but shall not be obligated to, discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Collateral except to the extent same constitute Permitted Liens, and may pay for the maintenance and preservation of the Collateral to the extent any Grantor fails to do so as required by this Agreement, and each Grantor jointly and severally agrees to reimburse the Trustee on demand for any payment made or any expense incurred by the Trustee pursuant to the foregoing authorization; provided, however, that nothing in this Section 4.05 shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Trustee or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to taxes, assessments, charges, fees, liens, security interests or other encumbrances and maintenance as set forth herein or in the other Financing Documents.

SECTION 4.06. Continuing Obligations of the Grantors. Each Grantor shall remain liable to observe and perform all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Collateral, all in accordance with the terms and conditions thereof, and each Grantor jointly and severally agrees to indemnify and hold harmless the Trustee and the Secured Parties from and against any and all liability for such performance.

SECTION 4.07. Use and Disposition of Collateral. None of the Grantors shall make or permit to be made any transfer, assignment for security, pledge or hypothecation of the Collateral or shall grant any other Lien in respect of the Collateral other than those permitted hereunder and pursuant to the Indenture.

SECTION 4.08. Collateral Account. The Issuer will establish with the Trustee a Collateral Account pursuant to Section 12.1 of the Indenture. The Trustee will have a perfected first priority security interest in the Collateral Account by “control” (as such term is defined in Section 9-104 of the UCC) with respect to any Collateral Account for which the Trustee acts as a “bank (as such term is defined in Section 9-102 of the UCC) and, with respect to any other Collateral Account, upon execution of an account control agreement in form and substance reasonably acceptable to the Trustee.

ARTICLE V

REMEDIES

SECTION 5.01. Remedies upon Default. Upon the occurrence and during the continuance of an Event of Default, each Grantor agrees to deliver each item of Collateral to the Trustee on demand, and it is agreed that the Trustee shall have the right to take any of or all the following actions at the same or different times: with or without legal process and with or without prior notice or demand for performance, to take possession of the Collateral and without liability for trespass to enter any premises where the Collateral may be located for the purpose of taking possession of or removing the Collateral and, generally, to exercise any and all rights afforded to a secured party under the UCC or other applicable law. Without limiting the generality of the foregoing, each Grantor agrees that the Trustee shall have the right, subject to the mandatory requirements of applicable law, to sell or otherwise dispose of all or any part of the Collateral, either directly or though agents, at public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Trustee shall deem appropriate. Upon consummation of any such sale the Trustee shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal which such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

The Trustee shall give a Grantor ten (10) days’ prior written notice (which each Grantor agrees is reasonable time within the meaning of Section 9-612 of the UCC) of the Trustee’s intention to make any sale of such Grantor’s Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Trustee may fix and state in the notice of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Trustee may (in its sole and absolute discretion) determine. The Trustee shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Trustee may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Trustee until the sale price is paid by the purchaser or purchasers thereof, but the Trustee shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by law, private) sale made pursuant to this Section, any Secured Party may bid for or purchase, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor (all said rights being also hereby waived and released), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any Obligation then due and payable to such Secured Party from any Grantor as a credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Grantor therefor. For purposes of this Section 5.01, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof and the Trustee shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Trustee shall have entered into such an agreement all Events of Default shall have been remedied and the Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Trustee may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this Section shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610 of the UCC.

SECTION 5.02. Application of Proceeds. The proceeds received by the Trustee in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Trustee of its remedies as a Secured Party as provided herein shall be applied, together with any other sums then held by the Trustee pursuant to this Agreement, promptly by the Trustee in the manner set forth in the Indenture.

SECTION 5.03. Remedies Cumulative. Each and every right, power and remedy hereby specifically given to the Trustee shall be in addition to every other right, power and remedy specifically given under any Financing Document or otherwise now or hereafter existing at law or in equity, or by statute, and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time or simultaneously and as often and in such order as may be deemed expedient by the Trustee. All such rights, powers and remedies shall be cumulative and the exercise or the beginning of exercise of one shall not be deemed a waiver of the right to exercise of any other or others. No delay or omission of the Trustee in the exercise of any such right, power or remedy and no renewal or extension of any of the Obligations shall impair any such right, power or remedy or shall be construed to be a waiver of any Default or Event of Default or an acquiescence therein. In the event that the Trustee shall bring any suit to enforce any of its rights hereunder and shall be entitled to judgment, then in such suit the Trustee may recover reasonable expenses, including, without limitation, reasonable attorneys’ fees, and the amounts thereof shall be included in such judgment.

SECTION 5.04. Discontinuance of Proceedings. In case the Trustee shall have instituted any proceeding to enforce any right, power or remedy under this Agreement by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Trustee then and in every such case the Grantors, the Trustee and each Secured Party shall be restored to its former position and rights hereunder with respect to the Collateral subject to the security interest created under this

Agreement, and all rights, remedies and powers of the Trustee shall continue as if no such proceeding had been institute.

ARTICLE VI

AUTHORITY OF TRUSTEE IN RESPECT OF THE COLLATERAL

SECTION 6.01. General Authority of the Trustee over the Collateral. (a) Each Grantor hereby appoints the Trustee as its true and lawful attorney-in-fact for the purpose of taking any action and executing any and all documents and instruments as necessary to, or that the Trustee may deem necessary or desirable to, carry out the terms of this Agreement and the other Financing Documents and accomplish the purposes hereof and thereof and, without limiting the generality of the foregoing, each Grantor hereby acknowledges that the Trustee shall have all powers and remedies set forth in the Financing Documents. The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable for the term hereof. Each Grantor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof in accordance with the terms of this Agreement and the other Financing Documents.

(a) By acceptance of the benefits of this Agreement and the Financing Documents, each Secured Party shall be deemed irrevocably (i) to consent to the appointment of the Trustee as its agent hereunder and under the Financing Documents, (ii) to confirm that the Trustee shall have the authority to act as the exclusive agent of such Secured Party for enforcement of any provisions of this Agreement and the Financing Documents against any Grantor or the exercise of remedies hereunder or thereunder, (iii) to agree that such Secured Party shall not take any action to enforce any provisions of this Agreement or any Financing Document against any Grantor or to exercise any remedy hereunder or thereunder and (iv) to agree to be bound by the terms of this Agreement and the Financing Documents.

(b) The Trustee hereby agrees that it holds and will hold all of its right, title and interest in, to and under the Financing Documents and the Collateral granted to the Trustee thereunder whether now existing or hereafter arising (all such right, title and interest being hereinafter referred to as the “Collateral Estate”) under and subject to the conditions set forth in this Agreement; and the Trustee further agrees that it will hold such Collateral Estate for the benefit of the Secured Parties, for the enforcement of the payment of all Obligations (subject to the limitations and priorities set forth herein and in the respective Security Documents) and as security for the performance of and compliance with the covenants and conditions of this Agreement and each of the Financing Documents.

SECTION 6.02. Right to Initiate Judicial Proceedings. The Trustee (a) shall have the right and power to institute and maintain such suits and proceedings as it may deem appropriate to protect and enforce the rights vested in it by this Agreement and each Financing Document and (b) may, either after entry, or without entry, proceed by suit or suits at law or in equity to enforce such rights and to foreclose upon the Collateral and to sell all or, from time to time, any of the Collateral under the judgment or decree of a court of competent jurisdiction.

SECTION 6.03. Right to Appoint a Receiver. Upon the filing of a bill in equity or other commencement of judicial proceedings to enforce the rights of the Trustee under this Agreement or any Financing Document, the Trustee shall, to the extent permitted by law, with notice to the Issuer but without notice to any other Grantor or any party claiming through the Grantors, without regard to the solvency or insolvency at the time of any Person then liable for the payment of any of the Obligations, without regard to the then value of the Collateral Estate, and without requiring any bond from any complainant in such proceedings, be entitled as a matter of right to the appointment of a receiver or receivers of the Collateral Estate, or any part thereof, and of the rents, issues, tolls, profits, royalties, revenues and other income thereof, pending such proceedings, with such powers as the court making such appointment shall confer, and to the entry of an order directing that the rents, issues, tolls, profits, royalties, revenues and other income of the property constituting the whole or any part of the Collateral Estate be segregated, sequestered and impounded for the benefit of the Trustee and the Secured Parties, and each Grantor irrevocably consents to the appointments of such receiver or receivers and to the entry of such order; provided that, notwithstanding the appointment of any receiver, the Trustee shall be entitled to retain possession and control of all funds and other property or assets held by or deposited with it pursuant to this Agreement or any Financing Document.

SECTION 6.04. Exercise of Powers. All of the powers, remedies and rights of the Trustee as set forth in this Agreement may be exercised by the Trustee in respect of any Financing Document as though set forth in full therein and all of the powers, remedies and rights of the Trustee as set forth in any Financing Document may be exercised from time to time as herein and therein provided.

SECTION 6.05. Waiver and Estoppel. (a) Each Grantor agrees, to the extent it may lawfully do so, that it will not at any time in any manner whatsoever claim, or take the benefit or advantage of, any appraisement, valuation, stay, extension, moratorium, turnover or redemption law, or any law permitting it to direct the order in which the Collateral shall be sold, now or at any time hereafter in force, which may delay, prevent or otherwise affect the performance or enforcement of this Agreement or any Financing Document and hereby waives all benefit or advantage of all such laws and covenants that it will not hinder, delay or impede the execution of any power granted to the Trustee in this Agreement or any Financing Document but will suffer and permit the execution of every such power as though no such law were in force; provided that nothing contained in this Section 6.05(a) shall be construed as a waiver of any rights of the Grantors under any applicable federal bankruptcy law or state insolvency law.

(b) Each Grantor, to the extent it may lawfully do so, on behalf of itself and all who may claim through or under it, including without limitation any and all subsequent creditors, vendees, assignees and licensors, waives and releases all rights to demand or to have any marshaling of the Collateral upon any sale, whether made under any power of sale granted herein or in any Financing Document or pursuant to judicial proceedings or upon any foreclosure or any enforcement of this Agreement or any Financing Document and consents and agrees that all the Collateral may at any such sale be offered and sold as an entirety.

(c) Each Grantor waives, to the extent permitted by applicable law, presentment, demand, protest and any notice of any kind (except notices explicitly required hereunder or under any Financing Document) in connection with this Agreement and the Financing Documents and any action taken by the Trustee with respect to the Collateral.

SECTION 6.06. Limitation on Trustee’s Duty in Respect of Collateral and Trustee’s Rights. (a) Beyond its duties as to the custody thereof expressly provided herein or in any Financing Document and to account to the Secured Parties and the Grantors for moneys and other property received by it hereunder or under any Financing Document, the Trustee shall not have any duty to the Grantors or to the Secured Parties as to any Collateral in its possession or control or in the possession or control of any of its agents or nominees, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. The Trustee shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. The Trustee shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Trustee in good faith. The Trustee shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence, bad faith or willful misconduct on the part of the Trustee, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Company to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Trustee shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Indenture, or the Financing Documents by the Company. The Trustee hereby disclaims any representation or warranty to the other Secured Parties concerning the perfection of the Liens and security interests granted hereunder or in the value of any of the Collateral.

(b) In acting under or by virtue of this Agreement, the Trustee shall be entitled to all the rights, authority, privileges, indemnities, and immunities provided to it in the Indenture, all of which provisions of said Indenture are incorporated by reference herein, mutatis mutandis, with binding effect among the parties hereto.

SECTION 6.07. Rights of Secured Parties in Respect of Obligations. Notwithstanding any other provision of this Agreement or any Financing Document, the right of each Secured Party to receive payment of the Obligations held by such Secured Party when due (whether at the stated maturity thereof, by acceleration or otherwise), as expressed in the instruments evidencing or agreements governing such Obligations or to institute suit for the enforcement of such payment on or after such due date (to the extent suit can be brought without impairing the validity of the Trustee’s lien), shall not be impaired or affected without the consent of such Secured Party given in the manner prescribed by the instruments evidencing or agreements governing such Obligations.

ARTICLE VII

MISCELLANEOUS

SECTION 7.01. Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 14.2 of the Indenture.

SECTION 7.02. Security Interest Absolute. All rights of the Trustee hereunder, the Security Interest and all obligations of the Grantors hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Indenture or any other Financing Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Indenture, any other Financing Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Obligations, or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the Obligations or this Agreement.

SECTION 7.03. Survival of Agreement. All covenants, agreements, representations and warranties made by any Grantor herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Financing Document shall be considered to have been relied upon by the Trustee and the other Secured Parties and shall survive the issuance and sale of the Notes, regardless of any investigation made by the Secured Parties or on their behalf, and shall continue in full force and effect until this Agreement shall terminate.

SECTION 7.04. Binding Effect. This Agreement shall become effective as to any Grantor when a counterpart hereof executed on behalf of such Grantor shall have been delivered to the Trustee and a counterpart hereof shall have been executed on behalf of the Trustee, and thereafter shall be binding upon such Grantor and the Trustee and their respective successors and assigns, and shall inure to the benefit of such Grantor, the Trustee and the other Secured Parties and their respective successors and assigns, except that no Grantor shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as expressly permitted by each of the other Financing Documents.

SECTION 7.05. Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Grantor or the Trustee that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

SECTION 7.06. GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 7.07. Waivers; Amendment; Several Agreement. (a) No failure or delay of the Trustee in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Trustee hereunder and of the other Secured Parties under the other Financing Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provisions of this Agreement or any other Financing Document or consent to any departure by any Grantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Grantor in any case shall entitle such Grantor or any other Grantor to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Trustee and the Grantor or Grantors with respect to which such waiver, amendment or modification is to apply; provided, however, that no such change, waiver, modification or variance shall be made to Section 5.02 hereof or this Section 7.07(b) without the consent of each Secured Party adversely affected thereby; provided further that the Trustee shall be entitled to receive an Opinion of Counsel (as defined in the Indenture) that all conditions precedent to the execution of any such amendment have been complied with, and that such amendment is authorized or permitted.

(c) This Agreement shall be construed as a separate agreement with respect to each Grantor and may be amended, modified, supplemented, waived or released with respect to any Grantor without the approval of any other Grantor and without affecting the obligations of any other Grantor hereunder.

SECTION 7.08. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.08.

SECTION 7.09. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract and shall become effective as provided in Section 7.04. Delivery of an executed signature page to this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

SECTION 7.11. Headings. Article and Section headings used herein are for the purpose of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 7.12. Jurisdiction; Consent to Service of Process. (a) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Financing Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Trustee or any other Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or the other Financing Documents against any Grantor or its properties in the courts of any jurisdiction.

(b) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Financing Documents in any New York State or Federal court referred to in paragraph (c) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 7.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 7.13. Termination. This Agreement and the Security Interest (i) shall terminate when all the Obligations have been indefeasibly paid in full, and (ii) shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Secured Party or any Grantor upon the bankruptcy or reorganization of the Issuer, any Grantor or otherwise.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

CONSTAR INTERNATIONAL INC.

By:	/s/ WILLIAM S. RYMER
Name:
Title:

EACH OF THE DOMESTIC RESTRICTED SUBSIDIARIES LISTED ON SCHEDULE I HERETO

By:	/s/ WILLIAM S. RYMER
Name:
Title:

THE BANK OF NEW YORK,
as Trustee,

By:	/s/ JOSEPH A. LLORET
Name: Joseph A. Lloret
Title: Assistant Treasurer